EXHIBIT 26(d)(iv)

NOTICE

Pruco Life Insurance Company

A Subsidiary of

The Prudential Insurance Company of America

Pruco Life's goal is to provide our planholders with fast and personal service.

If you have any need for service with or a question about your Pruco Life insurance, please contact your Pruco Life representative. You may also call the staff of the Pruco Life office in your locale for assistance or the Pruco Life office named below.

Should you desire any more help with a problem, assistance may be requested of the Illinois State Department identified below.

Pruco Life

State

Consumer Affairs Unit

Illinois Department of Insurance

Pruco Life Insurance Company

Consumer Service

North Central Service Office

Springfield, Illinois 62767

P.O. Box 1505

Minneapolis, MN 55440

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PLI 109 EDC-84

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